EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 20, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ciena Corporation’s Annual Report on Form 10-K for the year ended October 31, 2013.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
April 25, 2014